Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Media Relations Chris Barnes, (972) 673-5539

Investor Relations Heather Catelotti, (972) 673-5869
DR PEPPER SNAPPLE GROUP REPORTS THIRD QUARTER 2015 RESULTS

Reported EPS were $1.05 for the quarter, up 9%. Core EPS were $1.08 for the quarter, up 10%.
Net sales increased 3% for the quarter and year-to-date.
Foreign currency translation reduced Net Sales by 2% and Reported EPS by 2% in the quarter.
Company raises guidance and now expects full-year 2015 Core EPS in the $3.92 to $3.98 range.
Plano, TX, October 22, 2015 - Dr Pepper Snapple Group, Inc. (NYSE: DPS) reported third quarter 2015 EPS of $1.05 compared to $0.96 in the prior year period. Core EPS were $1.08, up 10%, compared to $0.98 in the prior year period. Year-to-date, the company reported earnings of $3.00 per diluted share compared to $2.79 per share in the prior year period. Core EPS were $3.02, up 9%, compared to $2.77 in the prior year period.

For the quarter, reported net sales increased 3% on a 3% increase in sales volumes, favorable product and package mix and price increases. This was partially offset by 2 percentage points of unfavorable foreign currency translation and higher discounts primarily related to our fountain foodservice business. Reported segment operating profit (SOP) increased 8%, or $30 million, on net sales growth, lower commodity costs and ongoing productivity improvements, partially offset by increases in certain operating costs and 2 percentage points of unfavorable foreign currency translation.

Reported income from operations for the quarter was $337 million, including $9 million in unrealized commodity mark-to-market losses. Reported income from operations was $316 million in the prior year period, including $2 million in unrealized commodity mark-to-market losses. Core income from operations for the quarter was $347 million, up 9%, or 21.3% of net sales compared to 20.1% in the prior year period.

Year-to-date, reported net sales increased 3%, and reported income from operations was $976 million, including $5 million of unrealized commodity mark-to-market losses. Foreign currency translation negatively impacted reported net sales and reported income from operations by 2%. Reported income from operations was $924 million in the prior year period, including $10 million of unrealized commodity mark-to-market gains. Core income from operations year-to-date was $983 million, up 8%, or 20.8% of net sales compared to 19.8% in the prior year period.

DPS President and CEO Larry Young said, “We posted yet another quarter of solid top-line and bottom-line results, with both our CSD and non-carbonated beverage portfolios performing well.”

Young continued, “We gained both dollar and volume share in the CSD and shelf-stable juice categories in Nielsen measured markets, and we’re seeing financial benefits from our marketing investments and innovation. Rapid Continuous Improvement (RCI) continues to underpin how we operate on a daily basis, and we have a long runway of further improvement opportunities.”

EPS reconciliation	Third Quarter			Year-to-Date
	2015	2014	Percent Change	2015	2014	Percent Change
Reported EPS	$1.05	$0.96	9	$3.00	$2.79	8

Unrealized commodity mark-to-market net loss / (gain)	0.03	0.01		0.01	(0.03)

Items affecting comparability
- Litigation provision	—	—		0.01	—
- Separation related	—	0.01		—	0.01
Core EPS	$1.08	$0.98	10	$3.02	$2.77	9
EPS - earnings per share

Net sales and SOP in the tables and commentary below are presented on a currency neutral basis. Beginning in the second quarter of 2015, we excluded the impact of realized gains and losses on foreign currency transactions from our currency neutral calculation. Refer to the Definitions section of this press release for details on how the company calculates currency neutral metrics. For a reconciliation of non-GAAP to GAAP measures see pages A-5 through A-10 accompanying this release.

Summary of 2015 results	As Reported		Currency Neutral (Translation)
(Percent change)	Third Quarter	YTD	Third Quarter	YTD

BCS Volume	2	2	2	2
Sales Volume	3	2	3	2
Net Sales	3	3	5	5
SOP	8	7	10	8
BCS - bottler case sales

BCS Volume
For the quarter, BCS volume increased 2% with carbonated soft drinks (CSDs) increasing 2% and non-carbonated beverages (NCBs) increasing 4%.

By geography, U.S. and Canada volume increased 1%, and Mexico and the Caribbean volume increased 8%.

In CSDs, Peñafiel increased 14% in the quarter on increased promotional activity and distribution gains. Schweppes grew 11% while Squirt increased 5%. Brand Dr Pepper and Crush were flat in the quarter. Our Core 4 brands were also flat in the quarter as a high-single-digit increase in Canada Dry was offset by mid-single-digit declines in 7UP and Sunkist soda and a low-single-digit decline in A&W. Fountain foodservice volume increased 2% in the period.

In NCBs, our water category grew 16% primarily on growth in Bai 5 and FIJI. Clamato increased 15% primarily on distribution gains. Snapple grew 5% driven primarily by product innovation. Mott’s was flat in the quarter and Hawaiian Punch decreased 1%.

Sales Volume
Sales volumes increased 3% for the quarter and 2% year-to-date.

2015 Segment results	Third Quarter
(Percent Change)	Sales Volume	As Reported		Currency Neutral
		Net Sales	SOP	Net Sales	SOP
Beverage Concentrates	3	1	2	2	4
Packaged Beverages	2	5	14	6	15
Latin America Beverages	8	(10)	9	10	32
Total	3	3	8	5	10

2015 Segment results	Year-to-Date
(Percent Change)	Sales Volume	As Reported		Currency Neutral
		Net Sales	SOP	Net Sales	SOP
Beverage Concentrates	—	1	4	2	5
Packaged Beverages	2	4	10	5	10
Latin America Beverages	9	(6)	15	9	32
Total	2	3	7	5	8

Beverage Concentrates
Net sales increased 2% in the quarter driven by a 3% increase in concentrate shipments, concentrate prices taken earlier in the year and favorable product mix, which were partially offset by higher discounts primarily related to our fountain foodservice business. SOP increased 4% on net sales growth and lower marketing costs, which were partially offset by increases in certain operating expenses.

Packaged Beverages
Net sales increased 6% for the quarter on favorable product mix, price increases and a 2% increase in sales volumes. SOP increased 15% on net sales growth, lower commodity costs and ongoing productivity improvements, which were partially offset by increases in certain operating expenses.

Latin America Beverages
Net sales increased 10% in the quarter driven by an 8% increase in sales volumes and favorable mix. SOP increased 32% on net sales growth, ongoing productivity improvements and lower commodity costs, which were partially offset by the higher cost of certain U.S. dollar denominated input costs as a result of the strengthening U.S. dollar.

Corporate and Other Items
For the quarter, corporate costs totaled $83 million, which included $9 million of unrealized commodity mark-to-market losses. Corporate costs in the prior year period were $76 million, which included $2 million of unrealized commodity mark-to-market losses.

Net interest expense increased $1 million in the quarter.

For the quarter, the reported effective tax rate was 34.4%. The effective tax rate in the prior year period was 34.0%.

Cash Flow
Year-to-date, the company generated $723 million of cash from operating activities compared to $769 million in the prior year. Capital spending totaled $71 million compared to $103 million in the prior year period. The company returned $668 million to shareholders in the form of stock repurchases ($404 million) and dividends ($264 million).

2015 Full-Year Guidance
The company now expects full-year reported net sales to be up approximately 2% and core EPS to be in the $3.92 to $3.98 range. Collectively, foreign currency translation and transaction are now expected to negatively impact net sales and core EPS growth by approximately 2% and 5%, respectively.

Packaging and ingredient costs are now expected to decrease COGS by approximately 2% on a constant volume/mix basis.

The company continues to expect its core tax rate to be approximately 35.5%.

The company continues to expect capital spending to be approximately 3% of net sales.

The company continues to expect to repurchase $500 million to $550 million of its common stock.

Definitions
Bottler case sales (BCS) volume: Sales of finished beverages, in equivalent 288 fluid ounce cases, sold by the company and its bottling partners to retailers and independent distributors and excludes contract manufacturing volume. Volume for products sold by the company and its bottling partners is reported on a monthly basis, with the third quarter comprising July, August and September.

Sales volume: Sales of concentrates and finished beverages, in equivalent 288 fluid ounce cases, shipped by the company to its bottlers, retailers and independent distributors and includes contract manufacturing volume.

Pricing refers to the impact of list price changes.

Unrealized mark-to-market: We recognize the change in the fair value of open commodity derivative positions between periods in corporate unallocated expenses, as these instruments do not qualify for hedge accounting treatment. As the underlying commodity is delivered, the realized gains and losses are subsequently reflected in the segment results.

EPS represents diluted earnings per share.

Core financial measures are determined utilizing reported financial numbers adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods.

Core metrics are determined based on the core financial measures.

Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates. Beginning in the second quarter of 2015, we excluded the impact of realized gains and losses on foreign currency transactions from our currency neutral calculation.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, future financial performance including earnings estimates, plans, strategies, expectations, prospects, competitive environment, regulation, and cost and availability of raw materials. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, and our other filings with the Securities and Exchange Commission. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

Conference Call
At 10 a.m. (CDT) today, the company will host a conference call with investors to discuss third quarter results and the outlook for 2015. The conference call and slide presentation will be accessible live through DPS’s website at http://www.drpeppersnapple.com and will be archived for replay for a period of 14 days.

In discussing financial results and guidance, the company may refer to certain non-GAAP measures. Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on pages A-5 through A-10 accompanying this release and under "Financial News" on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

For additional information about Dr Pepper Snapple Group, please reference the “DPS Overview” presentation slideshow under "Events and Presentations" on the company's website at http://www.drpeppersnapple.com in the “Investors” section.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott's, Mr & Mrs T mixers, Peñafiel, Rose's, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit www.DrPepperSnapple.com. For our latest news and updates, follow us at www.Facebook.com/DrPepperSnapple or www.Twitter.com/DrPepperSnapple.
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DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Nine Months Ended September 30, 2015 and 2014
(Unaudited, in millions, except per share data)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net sales	$1,630	$1,583	$4,736	$4,612
Cost of sales	673	658	1,949	1,877
Gross profit	957	925	2,787	2,735
Selling, general and administrative expenses	592	581	1,730	1,727
Depreciation and amortization	26	28	79	86
Other operating expense (income), net	2	—	2	(2)
Income from operations	337	316	976	924
Interest expense	28	27	83	80
Interest income	—	—	(1)	(1)
Other expense, net	1	4	1	2
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	308	285	893	843
Provision for income taxes	106	97	314	291
Income before equity in earnings of unconsolidated subsidiaries	202	188	579	552
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	1
Net income	$202	$188	$579	$553
Earnings per common share:
Basic	$1.06	$0.97	$3.02	$2.81
Diluted	1.05	0.96	3.00	2.79
Weighted average common shares outstanding:
Basic	190.4	194.8	191.6	196.4
Diluted	191.5	196.2	192.8	197.8

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 30, 2015 and December 31, 2014
(Unaudited, in millions, except share and per share data)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$207	$237
Accounts receivable:
Trade, net	571	556
Other	57	61
Inventories	201	204
Deferred tax assets	73	67
Prepaid expenses and other current assets	113	86
Total current assets	1,222	1,211
Property, plant and equipment, net	1,077	1,141
Investments in unconsolidated subsidiaries	31	14
Goodwill	2,988	2,990
Other intangible assets, net	2,673	2,684
Other non-current assets	172	159
Non-current deferred tax assets	62	74
Total assets	$8,225	$8,273
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$310	$289
Deferred revenue	64	64
Short-term borrowings and current portion of long-term obligations	505	3
Income taxes payable	25	10
Other current liabilities	685	672
Total current liabilities	1,589	1,038
Long-term obligations	2,130	2,588
Non-current deferred tax liabilities	846	801
Non-current deferred revenue	1,198	1,250
Other non-current liabilities	265	302
Total liabilities	6,028	5,979
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 800,000,000 shares authorized, 189,112,688 and 192,957,696 shares issued and outstanding for 2015 and 2014, respectively	2	2
Additional paid-in capital	313	658
Retained earnings	2,072	1,771
Accumulated other comprehensive loss	(190)	(137)
Total stockholders' equity	2,197	2,294
Total liabilities and stockholders' equity	$8,225	$8,273

DR PEPPER SNAPPLE GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2015 and 2014
(Unaudited, in millions)

	For the
	Nine Months Ended
	September 30,
	2015	2014
Operating activities:
Net income	$579	$553
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	143	148
Amortization expense	25	26
Amortization of deferred revenue	(48)	(48)
Employee stock-based compensation expense	33	35
Deferred income taxes	27	33
Other, net	(7)	(20)
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	(25)	15
Other accounts receivable	3	(6)
Inventories	(2)	8
Other current and non-current assets	(33)	(49)
Other current and non-current liabilities	(35)	24
Trade accounts payable	25	49
Income taxes payable	38	1
Net cash provided by operating activities	723	769
Investing activities:
Purchase of property, plant and equipment	(71)	(103)
Purchase of intangible assets	(1)	(1)
Investment in unconsolidated subsidiaries	(20)	—
Purchase of cost method investment	(15)	—
Proceeds from disposals of property, plant and equipment	12	7
Other, net	—	(3)
Net cash used in investing activities	(95)	(100)
Financing activities:
Net issuance of commercial paper	—	(65)
Repurchase of shares of common stock	(404)	(276)
Dividends paid	(264)	(237)
Tax withholdings related to net share settlements of certain stock awards	(27)	(16)
Proceeds from stock options exercised	28	32
Excess tax benefit on stock-based compensation	22	9
Other, net	(3)	—
Net cash used in financing activities	(648)	(553)
Cash and cash equivalents — net change from:
Operating, investing and financing activities	(20)	116
Effect of exchange rate changes on cash and cash equivalents	(10)	(3)
Cash and cash equivalents at beginning of period	237	153
Cash and cash equivalents at end of period	$207	$266

DR PEPPER SNAPPLE GROUP, INC.
OPERATIONS BY OPERATING SEGMENT
For the Three and Nine Months Ended September 30, 2015 and 2014
(Unaudited, in millions)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Segment Results – Net sales
Beverage Concentrates	$308	$306	$923	$914
Packaged Beverages	1,193	1,134	3,434	3,294
Latin America Beverages	129	143	379	404
Net sales	$1,630	$1,583	$4,736	$4,612

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Segment Results – SOP
Beverage Concentrates	$204	$200	$609	$588
Packaged Beverages	194	170	525	478
Latin America Beverages	24	22	68	59
Total SOP	422	392	1,202	1,125
Unallocated corporate costs	83	76	224	203
Other operating expense (income), net	2	—	2	(2)
Income from operations	337	316	976	924
Interest expense, net	28	27	82	79
Other expense, net	1	4	1	2
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	$308	$285	$893	$843

DR PEPPER SNAPPLE GROUP, INC.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our quarterly results:
Net sales and Segment Operating Profit, as adjusted to currency neutral: Net sales and Segment Operating Profit are calculated on a currency neutral basis by converting our current-period local currency financial results using the prior-period foreign currency exchange rates. Beginning in the second quarter of 2015, we excluded the impact of realized gains and losses on foreign currency transactions from our currency neutral calculation.
Free Cash Flow: Free cash flow is defined as net cash provided by operating activities adjusted for capital spending and certain items excluded for comparison to prior year periods. For the nine months ended September 30, 2015 and 2014, there were no certain items excluded for comparison to prior year periods.
Core earnings: Core earnings is defined as net income adjusted for the unrealized mark-to-market impact of commodity derivatives and certain items that are excluded for comparison to prior year periods. The certain item excluded for the three and nine months ended September 30, 2015, is an adjustment to a previously disclosed litigation provision. The certain items excluded for the three and nine months ended September 30, 2014, are separation-related charges.
The tables on the following pages provide these reconciliations.

RECONCILIATION OF NET SALES AND SOP
AS REPORTED TO AS ADJUSTED TO CURRENCY NEUTRAL
(Unaudited)

	For the Three Months Ended September 30, 2015
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	1%	5%	(10)%	3%
Impact of foreign currency	1%	1%	20%	2%
Net sales, as adjusted to currency neutral	2%	6%	10%	5%

	For the Three Months Ended September 30, 2015
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	2%	14%	9%	8%
Impact of foreign currency	2%	1%	23%	2%
SOP, as adjusted to currency neutral	4%	15%	32%	10%

	For the Nine Months Ended September 30, 2015
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported net sales	1%	4%	(6)%	3%
Impact of foreign currency	1%	1%	15%	2%
Net sales, as adjusted to currency neutral	2%	5%	9%	5%

	For the Nine Months Ended September 30, 2015
	Beverage	Packaged	Latin America
Percent change	Concentrates	Beverages	Beverages	Total
Reported SOP	4%	10%	15%	7%
Impact of foreign currency	1%	—%	17%	1%
SOP, as adjusted to currency neutral	5%	10%	32%	8%

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited, in millions)

	For the
	Nine Months Ended
	September 30,
	2015	2014	Change
Net cash provided by operating activities	$723	$769	$(46)
Purchase of property, plant and equipment	(71)	(103)
Free Cash Flow	$652	$666	$(14)

RECONCILIATION OF NET INCOME TO CORE EARNINGS
(Unaudited, in millions, except per share data)

	For the Three Months Ended September 30, 2015
	Reported	Mark to Market	Litigation Provision	Total Adjustments	Core	Impact of foreign currency translation	Currency Neutral Core
Net sales	$1,630	$—	$—	$—	$1,630	$39	$1,669
Cost of sales	673	(7)	—	(7)	666	17	683
Gross profit	957	7	—	7	964	22	986
Selling, general and administrative expenses	592	(2)	(1)	(3)	589	13	602
Depreciation and amortization	26	—	—	—	26	—	26
Other operating expense (income), net	2	—	—	—	2	—	2
Income from operations	337	9	1	10	347	9	356
Interest expense	28	—	—	—	28	1	29
Interest income	—	—	—	—	—	—	—
Other expense, net	1	—	—	—	1	2	3
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	308	9	1	10	318	6	324
Provision for income taxes	106	4	1	5	111	2	113
Income before equity in earnings of unconsolidated subsidiaries	202	5	—	5	207	4	211
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—	—	—
Net income	$202	$5	$—	$5	$207	$4	$211

Diluted earnings per common share	$1.05	$0.03	$—	$0.03	$1.08	$0.02	$1.10
Effective tax rate	34.4%				34.9%
Operating margin	20.7%				21.3%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Three Months Ended September 30, 2014
	Reported	Mark to Market	Separation Related	Total Adjustments	Core
Net sales	$1,583	$—	$—	$—	$1,583
Cost of sales	658	4	—	4	662
Gross profit	925	(4)	—	(4)	921
Selling, general and administrative expenses	581	(6)	—	(6)	575
Depreciation and amortization	28	—	—	—	28
Other operating expense (income), net	—	—	—	—	—
Income from operations	316	2	—	2	318
Interest expense	27	—	—	—	27
Interest income	—	—	—	—	—
Other expense, net	4	—	(4)	(4)	—
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	285	2	4	6	291
Provision for income taxes	97	1	2	3	100
Income before equity in earnings of unconsolidated subsidiaries	188	1	2	3	191
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—
Net income	$188	$1	$2	$3	$191

Diluted earnings per common share	$0.96	$0.01	$0.01	$0.02	$0.98
Effective tax rate	34.0%				34.4%
Operating margin	20.0%				20.1%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Nine Months Ended September 30, 2015
	Reported	Mark to Market	Litigation Provision	Total Adjustments	Core	Impact of foreign currency translation	Currency Neutral Core
Net sales	$4,736	$—	$—	$—	$4,736	$86	$4,822
Cost of sales	1,949	(11)	—	(11)	1,938	38	1,976
Gross profit	2,787	11	—	11	2,798	48	2,846
Selling, general and administrative expenses	1,730	6	(2)	4	1,734	29	1,763
Depreciation and amortization	79	—	—	—	79	1	80
Other operating expense (income), net	2	—	—	—	2	—	2
Income from operations	976	5	2	7	983	18	1,001
Interest expense	83	—	—	—	83	1	84
Interest income	(1)	—	—	—	(1)	—	(1)
Other expense, net	1	—	—	—	1	4	5
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	893	5	2	7	900	13	913
Provision for income taxes	314	2	1	3	317	4	321
Income before equity in earnings of unconsolidated subsidiaries	579	3	1	4	583	9	592
Equity in earnings of unconsolidated subsidiaries, net of tax	—	—	—	—	—	—	—
Net income	$579	$3	$1	$4	$583	$9	$592

Diluted earnings per common share	$3.00	$0.01	$0.01	0.02	$3.02	$0.05	$3.07
Effective tax rate	35.2%				35.2%
Operating margin	20.6%				20.8%

RECONCILIATION OF NET INCOME TO CORE EARNINGS - (Continued)
(Unaudited, in millions, except per share data)

	For the Nine Months Ended September 30, 2014
	Reported	Mark to Market	Separation Related	Total Adjustments	Core
Net sales	$4,612	$—	$—	$—	$4,612
Cost of sales	1,877	15	—	15	1,892
Gross profit	2,735	(15)	—	(15)	2,720
Selling, general and administrative expenses	1,727	(5)	—	(5)	1,722
Depreciation and amortization	86	—	—	—	86
Other operating expense (income), net	(2)	—	—	—	(2)
Income from operations	924	(10)	—	(10)	914
Interest expense	80	—	—	—	80
Interest income	(1)	—	—	—	(1)
Other expense, net	2	—	(4)	(4)	(2)
Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	843	(10)	4	(6)	837
Provision for income taxes	291	(3)	2	(1)	290
Income before equity in earnings of unconsolidated subsidiaries	552	(7)	2	(5)	547
Equity in earnings of unconsolidated subsidiaries, net of tax	1	—	—	—	1
Net income	$553	$(7)	$2	$(5)	548

Diluted earnings per common share	$2.79	$(0.03)	$0.01	$(0.02)	$2.77
Effective tax rate	34.5%				34.6%
Operating margin	20.0%				19.8%